MOVIE GALLERY ANNOUNCES EARNINGS RESULTS
FOR THE SECOND QUARTER OF 2005

Hollywood Integration On-Track

Company Reports First Post-Merger Results In a Challenging Market Environment

DOTHAN, Ala., August 12, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI) today announced financial results for the second quarter of 2005, which ended July 3, 2005. Movie Gallery's second quarter results include the results of operations from Hollywood Entertainment Corporation ("Hollywood"), which Movie Gallery acquired on April 27, 2005. Accordingly, Movie Gallery's second quarter results include approximately 10 weeks of Hollywood's results and 13 weeks of Movie Gallery's results.

In the quarter, total revenues for the combined Company were $504.7 million as compared to Movie Gallery's stand-alone revenues of $189.6 million in the second quarter of 2004. Net loss for the 2005-second quarter was $12.2 million, or $0.39 per diluted share, which included the following: one-time special items on a net of tax basis; (i) a $6.6 million reduction in extended viewing fee revenues related to the purchase accounting effects of conforming Hollywood's revenue recognition method to Movie Gallery's method, (ii) a $5.9 million charge related to a change in accounting estimate for VHS residual value; (iii) one-time cash charges of $2.5 million related to the write-off of merger-related bridge financing fees, (iv) $0.9 million for a merger-related transaction bonuses; (v) other charges of $0.2 million related to stock based compensation; and (vi) equity losses of $0.3 million related to investments in alternative delivery vehicles for movie content. These items total $16.4 million or $0.52 per diluted share. Excluding these items, net income in the 2005-second quarter would have been $4.3 million, or $0.13 per share on an on-going basis. For the 2004-second quarter, the Company's net income was $10.6 million, or $0.32 per diluted share, which included equity losses of $0.04 per diluted share related to investments in alternative delivery vehicles.

Operating income for the 2005-second quarter was $2.0 million and was adversely affected by $23.2 million, which represents the pre-tax effect of the special items described in the preceding paragraph. Excluding these items, operating income in the 2005-second quarter would have been $25.2 million. For the 2004-second quarter, the Company's operating income was $19.8 million.

In addition, net loss for the second quarter includes $10.0 million after-tax, or $0.32 per diluted share, in interest expense related to the new credit agreement to fund the acquisition of Hollywood and other smaller business acquisitions.

Adjusted EBITDA, which is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest, taxes and non-recurring special items, was $58.1 million for the 2005-second quarter, an increase of $32.9 million, or 130%, compared to adjusted EBITDA for the 2004-second quarter.

"During the quarter, we were delighted to complete our acquisitions of both Hollywood Entertainment and VHQ," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "Having said that, we were disappointed to see that our same-store revenues in both the rural and urban markets were adversely impacted by what many experts are now characterizing as the worst box-office slump in more than two decades. Coming into the quarter, we were expecting our same-store revenues to be down slightly. However, with the month of June down considerably more than anticipated, we experienced a 5.5 percent decrease in same-store revenues for the second quarter of 2005.

"In this business our results are driven largely by the quality and quantity of movie titles, which continue to be weaker than we would like. However, we believe that this softness is temporary and expect rental demand to rebound in the fourth quarter. In the fourth quarter of 2005 some of the year's biggest titles and likely best sellers, including Batman Begins, Star Wars Episode 3, War of the Worlds, Mr. and Mrs. Smith, and Fantastic Four, will be released. While we expect challenging conditions to persist in the third quarter, we are optimistic that conditions will improve by the end of the year," Mr. Malugen concluded.

Integration Update
Mr. Malugen stated, "We have already made significant progress in integrating the two companies and we remain committed to moving quickly to realize the benefits of this winning combination. While it is premature to give specific guidance at this time, we continue to believe in our ability to generate sustainable growth while producing consistent profitability now that the acquisition is complete."

As previously announced, Movie Gallery intends to maintain the Hollywood store format and brand separately from the Movie Gallery business. Integration efforts to date have focused primarily on selecting a leadership team for and consolidating the support functions in all three operating segments. This top-level consolidation is complete for the Human Resources, Real Estate, Legal, Lease Administration, Finance, Information Systems, Loss Prevention and Distribution functions. Almost 60 positions were eliminated by the end of the second quarter. Movie Gallery is also evaluating opportunities to leverage best practices and generate general and administrative cost savings while undertaking initiatives to reap the benefit of the combined company's increased purchasing leverage for non-content merchandise to reduce costs.

Movie Gallery has closed 50 unprofitable Game Crazy stores and is now beginning to re-brand Movie Gallery's 23 Game Zone(r) stores under the Game Crazy brand. Under the leadership of Thomas Johnson, Movie Gallery's Senior Vice President of Corporate Finance and Business Development who is managing the integration, Movie Gallery expects to undertake other strategic initiatives and believes that it will realize significant synergies as a result of the combination.

Mr. Malugen added, "I want to thank the associates and partners of Movie Gallery and Hollywood for their continued hard work and dedication through the ongoing integration process, especially in the current soft business environment. We believe that our combined company is well positioned for long-term success and, with the continued focus of our dedicated employees, we are confident in our ability to create significant value for our shareholders."

Second Quarter and First Half Results
Revenue. For the thirteen weeks and twenty-six weeks ended July 3, 2005, consolidated total revenue increased 166.2 percent and 88.0 percent from the comparable periods in 2004. Same-store total revenue was negative 5.5 percent for the second quarter and negative 0.3 percent for the year-to-date period in 2005. Same-store rental revenue declined 8.4 percent in the second quarter of 2005 and declined 2.7 percent year-to-date in 2005. Same-store product revenue grew 10.6 percent in the second quarter and grew 12.7 percent for the year-to-date period in 2005, driven principally by the sale of new and used game hardware, software and accessories in Hollywood's Game Crazy business.

For the thirteen weeks and twenty-six weeks ended July 3, 2005, the Movie Gallery operating segment total revenues increased 5.0 percent and 10.2 percent from the comparable periods in 2004. The increases were due to an increase of 14.3 percent in the average number of stores operated during both the quarter and year-to-date period of 2005, offset by same-store revenue decreases of 8.1 percent for the second quarter and 3.2 percent for the year-to-date period of 2005. Same-store rental revenue declined 8.7 percent in the second quarter of 2005 and declined 2.9 percent year-to-date in 2005. Same-store product sales declined 1.2 percent in the second quarter and declined 5.6 percent for the year-to-date period in 2005.

The addition of Hollywood operating segment revenue for the thirteen weeks and twenty-six weeks ended July 3, 2005 accounted for 97.0 percent and 88.4 percent, respectively, of the total revenue increases. Hollywood total same-store revenues were negative 4.4 percent for the second quarter and positive
0.9 percent for the year-to-date period.   Same-store rental revenue declined
8.2 percent in the second quarter of 2005 and declined 2.7 percent year-to-date in 2005. Same-store product sales increased 12.9 percent in the second quarter and increased 16.6 percent for the year-to-date period in 2005. The growth in Hollywood same-store product sales is primarily driven by the strength of the in-store Game Crazy departments. The same-store revenue percentage changes provided for Hollywood are for the full thirteen weeks and twenty-six weeks ended July 3, 2005.

The following factors contributed to a decrease in our total same-store revenues for the second quarter of 2005 versus 2004:

- Movie rental revenue, including previously viewed sales, declined and was adversely impacted by the weak home video release schedule during the quarter.
- Game rental revenue declined reflecting the weakness of the new game titles currently being released and the industry softness that occurs in anticipation of the introduction of new game platforms currently scheduled for late 2005 and early 2006 release.

Gross Margins.   Gross margin on rental revenue for the second quarter and
year-to-date period of 2005 was 66.0 percent and 67.2 percent, respectively, versus 71.5 percent and 71.9 percent for the comparable quarter and year-to-date period of 2004. This included the $10.1 million non-cash charge for a change in accounting estimate on Movie Gallery's VHS inventory. Excluding the VHS write-off in the second quarter, gross margin on rental revenue would have been 68.4 percent and 68.8 percent for the thirteen weeks and thirty-six weeks ending July 3, 2005, respectively.

The remaining decrease versus prior comparable periods is primarily the result of the acquisition of the Hollywood Video stores, as their gross margins are historically lower than those of Movie Gallery stores because Hollywood generally invests proportionally more in rental inventory (as a percentage of revenue) to effectively compete in urban markets. Higher than expected same-store revenue declines for movie rental revenue and higher than normal promotional activity of previously viewed products also contributed to the reduced rental gross margins.

The gross margin on product sales for the thirteen weeks and twenty-six weeks ended July 3, 2005 was 29.6 percent and 29.4 percent, respectively, compared to 29.4 percent and 31.8 percent for the comparable quarter and year-to-date period of 2004. The decrease in product sales margin for the twenty-six week period was primarily caused by the higher penetration of new movies and new game merchandise sales, which are typically lower margin businesses than used game merchandise and concession products. The acquisition of the Game Crazy operating segment acquired with Hollywood will continue to increase the penetration of new game merchandise versus comparable periods last year.

Operating Costs and Expenses. Store operating expenses include store-level expenses such as lease payments, in-store payroll, utilities, repair and maintenance costs and start-up costs associated with new store openings. Store operating expenses as a percentage of total revenue were 51.9 percent and 50.2 percent for the thirteen weeks and twenty-six weeks ended July 3, 2005, respectively, in comparison to 50.3 percent and 48.3 percent for the comparable periods in 2004. The increases on a percent to sales basis are attributable to higher total spending based on the increase in year-over-year store counts, and the steeper than expected declines in same-store revenues.

General and administrative expenses. General and administrative expenses include the costs to maintain our corporate support centers as well as the overhead costs of our field management team. General and administrative expenses as a percentage of total revenue were 7.3 percent and 7.1 percent for the thirteen weeks and twenty-six weeks ended July 3, 2005, respectively, in comparison to 7.2 percent and 7.0 percent for the comparable periods in 2004. General and administrative expenses increased for the second quarter and year-to-date period primarily as the result of the acquisition of Hollywood.

Conference Call Information
Management will have a conference call today (August 12, 2005) at 10:30 a.m. eastern time to discuss the quarterly financial results. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: http://www.moviegallery.com

A replay of the call can be accessed by dialing 1-877-919-4059, replay passcode 12421371 beginning at approximately 2 p.m. (ET) on August 12 and continuing through October 12. The conference call webcast will also be archived on the Investor Relations section of the web site.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and approximately 4,700 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

For More Information Contact
Financial - Thomas D. Johnson, Jr., Movie Gallery, Inc., (503) 570-1950 Media - Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher, (212) 335-4449 ext. 127

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements, including statements relating to Movie Gallery's recent acquisition of Hollywood Entertainment, VHQ Entertainment, and the anticipated benefits to Movie Gallery's shareholders, as well as statements relating to overall industry conditions, the Company's growth and long-term values. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to: (i) our ability to integrate appropriate functions of Hollywood; (ii) effects of the long-term indebtedness that was incurred to fund the acquisition of Hollywood, including our ability to comply with the financial covenants contained therein; (iii) the number of new store openings during the year;
(iv) declines in same-store revenues; (v) the Company's actual expenses differ from estimates and expectations; (vi) competitive pressures, including technological advances, may be greater than anticipated; (vii) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (viii) movie studios could change their distribution policies; (ix) video game hardware and software manufacturers may fail to introduce new products; (x) Movie Gallery's and Hollywood's information systems may fail to perform as anticipated; (xi) consumer demand for movies and games may be less than expected; (xii) availability of movies and games may be less than expected; (xiii) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xiv) risks and costs related to integrating acquisitions; and (xv) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.


-tables follow-



Movie Gallery, Inc.
Unaudited Financial Highlights
and Supplemental Information
(amounts in thousands, except per share data)


                                    13 Weeks Ended       26 Weeks Ended
                                 --------------------   -------------------
                                   July 4,   July 3,      July 4,   July 3,
                                    2004      2005         2004      2005
                                 ---------  ---------   ---------  ---------
Total revenues                   $ 189,591  $ 504,729   $ 392,893  $ 738,520
Net income (loss)                $  10,634  $ (12,189)  $  28,886  $   6,204
Net income (loss) per
 diluted share                   $    0.32  $   (0.39)  $    0.86  $    0.19
Weighted average diluted
 shares outstanding                 33,254     31,574      33,495     31,831

Net cash provided by operating   $  28,116  $  35,725   $  49,173  $  49,035
 activities

Adjusted EBITDA                  $  25,270  $  58,139   $  59,577  $  97,302

Store count:
   Beginning of period               2,240      2,543       2,158      2,482
   New store builds                     75         92         156        154
   Stores acquired                      31      2,120          55      2,138
   Stores closed                       (15)       (25)        (38)       (44)
   End of period                     2,331      4,730       2,331      4,730



Movie Gallery, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)


                               Thirteen Weeks Ended    Twenty-Six Weeks Ended
                               ---------------------   ---------------------
                                 July 4,     July 3,      July 4,     July 3,
                                  2004        2005         2004         2005
                               ---------   ---------    ---------    --------
Revenue:
  Rentals                      $ 175,239   $ 420,332    $ 361,996    $637,073
  Product sales                   14,352      84,397       30,897     101,447
                               ---------   ---------    ---------    --------
Total revenue                    189,591     504,729      392,893     738,520

Cost of sales:
  Cost of rental revenue          49,908     142,751      101,653     209,111
  Cost of product sales           10,132      59,439       21,072      71,629
                               ---------   ---------    ---------    --------
Gross profit                     129,551     302,539      270,168     457,780


Operating costs and expenses:
 Store operating expenses         95,401     262,194      189,826     370,673
 General and administrative       13,686      36,980       27,482      52,431
 Amortization of intangibles         675         954        1,289       1,554
 Stock compensation                 (16)         422           40         563
                                --------    --------     --------     -------
Operating income                  19,805       1,989       51,531      32,559

Interest expense, net                (66)    (16,923)        (165)   (17,003)
Write-off of bridge financing          -      (4,234)           -     (4,234)
Equity in losses of
 unconsolidated entities          (2,306)       (469)      (3,936)      (806)
                                --------    --------     --------     -------
Income (loss) before income
 taxes                            17,433     (19,637)      47,430      10,516
Income taxes (benefit)             6,799      (7,448)      18,544       4,312
                                --------    --------     --------     -------
Net income (loss)               $ 10,634    $(12,189)    $ 28,886     $ 6,204
                                ========    ========     ========    ========

Net income (loss) per share:
   Basic                        $   0.32    $  (0.39)     $  0.88      $ 0.20
   Diluted                      $   0.32    $  (0.39)     $  0.86      $ 0.19

Weighted average shares outstanding:
   Basic                          32,794      31,574       32,933      31,386
   Diluted                        33,254      31,574       33,495      31,831

Cash dividends per common share  $  0.03     $  0.03     $   0.06     $  0.06




Movie Gallery, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)

                                             -------------------------
                                              January 2,      July 3,
                                                2005           2005
                                             -----------   -----------
                                               (Note 1)    (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                   $    25,518  $     51,122
 Extended viewing fees receivable, net                 -         8,602
 Merchandise inventory, net                       27,419       143,798
 Prepaid expenses                                 12,712        41,784
 Store supplies and other                          9,493        27,827
 Deferred income taxes                             3,358        16,802
                                             -----------   -----------
Total current assets                              78,500       289,935

Rental inventory, net                            126,541       344,240
Property, furnishings and equipment, net         128,182       370,971
Goodwill, net                                    143,761       641,412
Other intangibles, net                             7,741       191,712
Deferred income taxes, net                             -         4,768
Deposits and other assets                          7,417        37,770
                                             -----------   -----------
Total assets                                 $   492,142   $ 1,880,808
                                             ===========   ===========
Liabilities and stockholders' equity
Current liabilities:
 Current maturities of long-term obligations $         -   $    27,193
 Current maturities of financing obligations           -         8,419
 Accounts payable                                 68,977       194,652
 Accrued liabilities                              30,570       139,428
 Accrued interest                                      -        17,237
 Deferred revenue                                 10,843        34,899
                                             -----------    ----------
Total current liabilities                        110,390       421,828

Long-term obligations, less current portion            -     1,116,166
Deferred income taxes                             50,618             -

Stockholders' equity:
Preferred stock, $.10 par value; 2,000
 shares authorized, no shares issued
 or outstanding                                       -             -
Common stock, $.001 par value; 65,000
 shares authorized, 31,076 and 31,615
 shares issued and outstanding, respectively          31            32
Additional paid-in capital                       188,098       201,485
Unearned compensation                                 -         (4,666)
Retained earnings                                136,750       141,061
Accumulated other comprehensive income             6,255         4,902
                                             -----------    ----------
Total stockholders' equity                       331,134       342,814
                                             -----------    ----------
Total liabilities and stockholders' equity   $   492,142   $ 1,880,808
                                             ===========   ===========

Note 1: Derived from the fiscal 2004 audited consolidated financial statements.


Movie Gallery, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
                                                  Twenty-Six Weeks Ended
                                                  ----------------------
                                                    July 4,      July 3,
                                                     2004         2005
                                                  ---------    ---------
Operating activities:
Net income                                        $  28,886    $   6,204
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Rental inventory amortization                      69,837      130,815
  Purchases of rental inventory                     (72,303)    (108,179)
  Depreciation and intangibles amortization          14,408       31,146
  Amortization of debt issuance cost                      -          865
  Stock based compensation                               40          563
  Tax benefit of stock options exercised              4,079        2,946
  Deferred income taxes                               8,865       (2,336)
Changes in operating assets and liabilities, net of
 business acquisitions:
  Extended viewing fees receivable, net                   -       12,767
  Merchandise inventory                               1,571        7,748
  Other current assets                                  561       (1,419)
  Deposits and other assets                           2,985       (8,734)
  Accounts payable                                   (8,040)     (60,561)
  Accrued interest                                        -       17,198
  Accrued liabilities and deferred revenue           (1,716)      20,012
                                                  ---------    ---------
Net cash provided by operating activities            49,173       49,035

Investing activities:
Business acquisitions, net of cash acquired          (7,747)  (1,094,060)
Purchases of rental inventory-base stock             (7,822)      (9,685)
Purchase of property, furnishings and equipment     (25,167)     (32,450)
Acquisition of construction phase assets, net             -        1,762
                                                  ---------    ---------
Net cash used in investing activities               (40,736)  (1,134,433)

Financing activities:
Repayment of capital lease obligations                    -         (105)
Decrease in financing obligations                         -       (1,965)
Net borrowings on credit facilities                       -       25,066
Long term debt financing fees                             -      (29,119)
Proceeds from issuance of long-term debt                  -    1,116,120
Principal payments on long-term debt                      -       (1,093)
Proceeds from exercise of stock options               4,575        5,177
Proceeds from employee stock purchase plan              168          169
Purchases and retirement of common stock            (25,000)           -
Payment of dividends                                 (1,989)      (1,894)
                                                  ---------    ---------
Net cash (used in) provided by
 financing activities                               (22,246)   1,112,356

Effect of exchange rate changes on cash
 and cash equivalents                                (1,084)      (1,354)
                                                  ---------    ---------
Increase (decrease) in cash and
 cash equivalents                                   (14,893)      25,604
Cash and cash equivalents at
 beginning of period                                 38,006       25,518
                                                  ---------    ---------
Cash and cash equivalents
   at end of period                               $  23,113    $  51,122
                                                  =========    =========


Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest, taxes and non-recurring special items. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Our calculation of Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business. Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

                             Thirteen Weeks Ended  Twenty-six Weeks Ended
                               ------------------   ------------------
                                July 4,   July 3,    July 4,   July 3,
                                 2004      2005       2004      2005
                               --------  --------   --------  --------
Net cash provided by
 operating activities          $ 28,116  $ 35,725   $ 49,173  $ 49,035
Changes in operating
 assets and liabilities          (5,012)   (6,783)     4,639    12,989
Tax benefit of stock
 options exercised               (1,090)     (771)    (4,079)   (2,946)
Deferred income taxes            (3,609)    5,920     (8,865)    2,336
Amortization of debt
 issuance cost                        -      (865)         -      (865)
Interest expense                     66    21,157        165    21,237
Income taxes                      6,799    (7,448)    18,544     4,312
Extended viewing fee
 adjustment                           -    11,204          -    11,204
                               --------  --------   --------  --------
Adjusted EBITDA                $ 25,270  $ 58,139   $ 59,577  $ 97,302


The Company disclosed a non-GAAP financial measure of Adjusted Operating Income for the thirteen and twenty-six weeks ended July 4, 2004 and July 3, 2005. Adjusted Operating Income represents the Company's operating income less adjustments for non-recurring special items and stock based compensation. The adjustments to Operating Income include adjustments for: conforming Hollywood's method of accounting for extended viewing fees to Movie Gallery's method; reducing the VHS residual value from $2.00 to $1.00; transaction bonuses paid related to the merger and stock based compensation. Management believes the presentation of Adjusted Operating Income is meaningful and appropriate because it presents a useful measure to understand the Company's performance without the distortions of non-recurring special items and stock based compensation. Investors should consider our presentation of Adjusted Operating Income in light of its relationship to Operating Income shown on the Consolidated Statements of Operations.

                          Thirteen weeks ended      Twenty-six weeks ended
                         ----------------------    ------------------------
                           July 4,     July 3,        July 4,       July 3,
                            2004        2005           2004          2005
                         ---------   ---------     ----------    ----------
Operating income         $  19,805   $   1,989     $   51,531    $   32,559
VHS residual value
  adjustment                     -      10,054              -        10,054
Extended viewing fee
  adjustment                     -      11,204              -        11,204
Transaction bonuses              -       1,500              -         1,500
Stock compensation             (16)        422             40           563
                         ---------   ---------     ----------    ----------
Adjusted operating
  income                 $  19,789   $  25,169     $   51,571    $   55,880
                        ==========   =========     ==========    ==========



Home Video Release Quarterly Comparison


Title Slate                 First Quarter          Second Quarter
                          ---------------        -----------------
                       Q104  Q105  % Change    Q204  Q205  % Change
Titles >$100M
   Titles                3     5       67%       6     7       17%
   Box Office           336   774     130%      989  1080       9%

All Titles $25M-$99.99M
   Titles                24     20     -17%       18    16     -11%
   Box Office           1184   1067    -10%      1113  813     -27%

All Titles $10M-$99.99M
   Titles                34    31      -9%       30    27     -10%
   Box Office           1350  1257     -7%      1310  1015    -23%


Title Slate               Third Quarter          Fourth Quarter
                         ---------------       ------------------
                       Q304  Q305E  % Change   Q404  Q405E  % Change
Titles >$100M
   Titles                1     3      200%     10     9      -10%
   Box Office           370   386      4%     2065   1762    -15%

All Titles $25M-$99.99M
   Titles                20    18      -10%     18     23      28%
   Box Office           1007   927     -8%     1086   1199     10%

All Titles $10M-$99.99M
   Titles                32     23     -28%      29     37     28%
   Box Office           1202   1028    -14%     1261   1407    12%